Exhibit 10.1

July 8, 2019

Mr. Robert Costa

V&R Costa Management, LLC

325 South Rivet Street, Suite 302

Hackensack, New Jersey 07647-2498

Re:	Amendment and Extension of Lease (this “Amendment”) between V&R Costa Management, LLC, as successor-in-interest to S & R Costa Realty, L.P. (“Landlord”), and Inrad, Inc. (“Tenant”), dated as of November 1, 2003 (as amended and extended, the “Lease”) concerning 41,935 sq. ft. located at certain premises commonly known as 181 Legrand Avenue, Northvale, New Jersey (the “Premises”)

Dear Mr. Costa:

The following are the terms upon which Landlord and Tenant agree to amend the Lease, effective as of June 1, 2019 (all capitalized terms not otherwise set forth herein shall have those meanings ascribed to them in the Lease):

Extension of Term:	The term of the Lease shall be extended for a period of three (3) years, commencing June 1, 2019 and expiring May 31. 2022 (the “Extended Term”).

Base Rent:	Base rent during the Extended Term (6/1/19 — 5/31/2022) shall be $7.30 per square foot, net:

Annual Rent	Monthly Rent
$306,125.50	$25,510.46

Renewal Option:	Tenant shall have the option to renew the Lease for an additional term of three (3) years (the “Renewal Term”) under the same terms, covenants and conditions of the Lease upon providing written notice to Landlord of such option exercise no later than six (6) months prior to the expiration of the Extended Term, subject to an increase in Base Rent during such Renewal Term (6/1/22 — 5/31/2025) to $7.75 per square foot, net:

Annual Rent	Monthly Rent
$324,996.25	$27,083.02

Security Deposit:	The Security Deposit of $47,176.88 shall be increased by $3,844.04 upon the execution of this amendment. Landlord acknowledges and confirms receipt of said Security Deposit (as increased hereby).

181 Legrand Avenue, Northvale, NJ 07647      www.inradoptics.com      P: 201-767-1910      F: 201-767-9644

Mr. Robert Costa	July 8, 2019
V&R Costa Management, LLC	Page 2
Hackensack, NJ 07601

Work by Landlord:	Landlord has agreed, at its sole cost and expense, to (i) complete all repairs to the roof and safely secure the exterior metal stairs; (ii) bring the roof access into regulatory compliance; (iii) replace stained ceiling tiles throughout the Premises; (iv) repave and restripe the entire parking lot serving the Premises; and (v) repair or replace three non-functioning HVAC units (as identified by Tenant) (collectively, the “Landlord’s Work”). The parties agree that Landlord’s Work shall be completed by no later than December 31, 2019.

Broker	Landlord and Tenant each represents that it dealt with no broker in connection with this Amendment. Landlord and Tenant each indemnifies and holds the other harmless from any and all loss, cost, liability, claim, damage or expense (including court costs and attorneys’ fees) arising out of any inaccuracy or alleged inaccuracy of the above representation.

All other terms and conditions of the Lease remain in full force and effect. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

This Amendment shall be binding upon and shall inure to the benefit of the parties and their permitted successors and/or assigns. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.

If the foregoing Amendment is acceptable, kindly countersign this Amendment where indicated below.

Sincerely,

/s/ Theresa A. Balog
Theresa A. Balog
CFO, Secretary and Treasurer

cc Ms. Amy Eskilson

AGREED:

By Landlord:
V&R Costa Management, LLC

By:	/s/ Mr. Robert Costa
Mr. Robert Costa

Via Regular Mail & Hand Delivery

Inrad Optics

181 Legrand Avenue

Northvale, New Jersey 07647

RE:	Management Letter

520 Main Street, Fort Lee, New Jersey

Dear Occupants/Licensees:

I, the undersigned, hereby give you notice that I have transferred management and are in the process of transferring ownership of the premises situated at 181 Legrand Avenue, Northvale, New Jersey 07647, which you currently occupy as a licensee, to V & R Costa Management, LLC.

Therefore, effective February 1, 2019, I hereby authorize and request you forthwith to pay all rents and obligations under your lease to V & R Costa Management, LLC, the manager of the premises. All future rental payments shall be sent to V & R Costa Management, LLC, c/o Costa Engineering Corp., 325 South River Street, Suite 302, Hackensack, New Jersey 07601.

Thank you.

Very truly yours,
The S & R Costa Realty Limited Partnership

/s/ Anglo Costa
Anglo Costa, Authorized Signatory